Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

ARTHUR J. GALLAGHER & CO.

The present name of the corporation is Arthur J. Gallagher & Co. The corporation was incorporated under the name “AJG Co.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on March 30, 1972. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation’s certificate of incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the certificate of incorporation as theretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation (“Certificate of Incorporation”) was duly adopted in accordance with the provisions of Section 245 of the General Corporation La w of the State of Delaware. The certificate of incorporation of the corporation is hereby integrated and restated to read in its entirety as follows:

FIRST. The name of the corporation is Arthur J. Gallagher & Co.

SECOND. The address of the corporation’s registered office in the State of Delaware is 1209 N. Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. (A) The aggregate number of shares which the corporation is authorized to issue is 401,000,000, of which 1,000,000 shares shall be Preferred Stock with no par value per share and 400,000,000 shares shall be Common Stock with par value of $1.00 per share.

(B) The designations, relative rights, voting rights, preferences and privileges of each class of stock of the corporation, and the restrictions or qualifications thereof shall be as follows:

1. PREFERRED STOCK

(a) The board of directors is expressly authorized at any time, and from time to time, to issue shares of Preferred Stock in one or more series, and for such consideration as the board may determine, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof, and as are not stated in this Certificate of Incorporation, or any amendment hereto. All shares of any one series shall be of equal rank and identical in all respects.

(b) No dividend shall be paid or declared on any particular series of Preferred Stock unless dividends shall be paid or declared pro rata on all shares of Preferred Stock at the time outstanding of each other series which ranks equally as to dividends with such particular series.

(c) Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the board of directors creating any series of Preferred Stock pursuant to this section, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock. Subject to the protective conditions or restrictions of any outstanding series of Preferred Stock, any amendment to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the corporation.

(d) Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, shall, upon compliance with any applicable provisions of The General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the board of directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

2. COMMON STOCK. The holders of the Common Stock shall be entitled to receive such dividends as the board of directors may declare from time to time, provided that any and all preferred dividends on the Preferred Stock for the then current quarter have been theretofore set aside or paid, and all prior quarterly dividends on the Preferred Stock have been paid in full. Upon the liquidation of the corporation the holders of the Common Stock shall receive, share and share alike, all of the net assets of the corporation remaining after the payment of the liquidation preference payable with respect to the Preferred Stock. The Common Stock shall not be subject to redemption or retirement. Each holder of the Common Stock shall be entitled to one vote for each share of such stock standing in his name on the books of the corporation. The holders of the Common Stock shall not have cumulative voting rights in the election of directors.

3. NO PRE-EMPTIVE RIGHTS. No stockholder of the corporation shall, because of his ownership of any class of stock of the corporation, have a pre-emptive or other right to purchase, subscribe for, or take any part of any class of stock of the corporation now or hereafter authorized or any part of the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase any class of stock of the corporation now or hereafter authorized. Any part of the capital stock and any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase stock of the corporation authorized by this Certificate of Incorporation or any amendment thereto, may at any time be issued, optioned for sale, and sold or disposed of by the corporation pursuant to resolutions of its board of directors to such persons and upon such terms as may to such board seem proper without first offering such stock or securities or any part thereof to existing stockholders.

FIFTH. The corporation is to have perpetual existence.

SIXTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and, unless the resolution or by-laws, expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation including its goodwill, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

SEVENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stock-holders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

EIGHTH. (a) Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

(b) Any action required or permitted to be taken by the stockholders of the corporation must be taken at a duly called annual or special meeting of the stockholders of the corporation and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

(c) Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

NINTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH. A. The number of directors of the corporation shall be fixed from time to time by, or in the manner provided in, its by-laws, but in no event shall the number of directors of the corporation be less than three nor more than fifteen. At the 2009 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of stockholders; at the 2010 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting of stockholders; and at each annual meeting of stockholders thereafter, beginning with the 2011 annual meeting of stockholders, the directors shall be elected for terms expiring at the next annual meeting of stockholders. All directors shall continue in office until their respective successors are duly elected and qualified.

B. Vacancies on the board of directors resulting from the death, resignation or removal of a director or directors, and newly created directorships resulting from any increases in the authorized number of directors, shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and any director so chosen shall, in the case of a director elected to fill a vacancy, hold office until the expiration of the term of the office of the director he replaces, and in the case of a director elected to fill a newly created directorship, shall hold office until the expiration of the term of the class of directors to which he was elected. If there are no directors in office, then an election of directors shall be held in the manner provided by statute.

C. A director or the entire board of directors may only be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of this corporation.

ELEVENTH. The provisions set forth in this ARTICLE ELEVENTH and in ARTICLE TENTH may not be amended or repealed in any respect, unless such action is approved by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the corporation.

TWELFTH. A director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

[Signature Page Follows]

IN WITNESS WHEREOF, Arthur J. Gallagher & Co. has caused this Certificate of Incorporation to be signed by its President this 9th day of May, 2023.

ARTHUR J. GALLAGHER & CO.

By:	/s/ J. Patrick Gallagher, Jr.
J. Patrick Gallagher, Jr.
Chairman, President and Chief Executive Officer